EXHIBIT 99

eUniverse Nears Break Even Before Special items In Fiscal Third Quarter

Los Angeles, CA – February 4, 2004 – eUniverse, Inc. (OTC:EUNI), today announced results for the third quarter ended December 31, 2003. The Company continued the three quarter trend of improving operations and neared break even in the third quarter, excluding professional fees related to the fiscal year 2003 accounting restatement and a non-cash intangible asset impairment charge. The third quarter ended December 31, 2003 net loss was $2.1 million, including $862,000 of professional fees related to the accounting restatement and a $1.2 million intangible asset impairment charge, compared to a net loss of $250,000 for the same quarter last year. The net loss for the nine months ended December 31, 2003 was $8.7 million, including $4.1 million of professional fees related to the accounting restatement and the $1.2 million intangible asset impairment charge, compared to net income of $1.6 million for the same period last year.

The restatement professional fees relate to the prior fiscal year accounting restatement and the related regulatory and litigation costs. These costs are expected to continue, although at a much lower rate, into fiscal year 2005 in connection with the ongoing regulatory and litigation matters. eUniverse cannot at this time predict how long the regulatory and litigation matters will continue or how much each will cost.

Revenues were $16.5 million for the third quarter ended December 31, 2003. The 25% year-over-year decline in quarterly revenues was primarily due to lower holiday impulse product sales in the products and services segment, which produced $11.7 million of revenues for the third quarter compared to $15.9 million in the same quarter last year. Last year’s revenues included significant holiday sales by our ResponseBase business unit that were not realized again this year.

Effective January 1, 2004, the ResponseBase products business was merged into our Performance Marketing Group business unit and we impaired our investment in the ResponseBase business. Media and advertising segment revenues in the third quarter ended December 31, 2003 were $4.8 million compared to $6.0 million in the same quarter last year. This decrease was primarily due to greater internal use of advertising inventory by other business units.

Commenting on the third quarter operating results, Chief Finance Officer Tom Flahie said “We nearly broke even in the third quarter of this year before special items compared to significant losses in the previous three quarters. We continue to produce better overall business unit performance which is driving a trend of quarter-over-quarter improvement in overall operating results. Revenue and profitability growth by our Performance Marketing Group business unit were the leading contributors to the strong third quarter, and we are quite excited about our future prospects.”

Major milestones reached in the quarter include:

•	GameUniverse subsidiary Cases Ladder teams with AOL to launch AOL Ladders, an exclusive competitive leagues and ladders offering;

•	VantagePoint Venture Partners Invests $8 Million in eUniverse

“We are extremely proud of the accomplishments of the past quarter,” comments President Brett Brewer. This has been a period of intense scrutiny for the company, and there is still much work to be done, but the entire management team and our Board of Directors are confident that we are making solid progress towards our long-term objectives. Priorities for the Company in the near term include bringing on a new Chief Executive Officer to facilitate our growth, continuing to increase the profit margin of our business units and generating new sources of revenue.”

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Revenues	$16,506	$21,959	$47,591	$43,729
Cost of revenues	4,796	6,830	15,337	10,631

Gross profit	11,710	15,129	32,254	33,098

Operating expenses:
Marketing and sales	6,083	8,009	17,959	14,878
Product development	1,701	2,576	4,999	5,873
General and administrative	3,511	4,329	11,445	10,102
Restatement professional fees	862	—	4,085	—
Amortization of other intangible assets	330	324	986	835
Impairment of goodwill and other intangible assets	1,200	—	1,200	—

Total operating expenses	13,687	15,238	40,674	31,688

Operating income (loss)	(1,977)	(109)	(8,420)	1,410
Interest expense, net	(108)	(272)	(311)	(828)
Cancellation of stock options	—	—	—	(452)
Gain on debt extinguished	—	—	—	1,269
Other gains and (losses)	—	(104)	—	8

Income (loss) from continuing operations before income taxes	(2,085)	(485)	(8,731)	1,407
Income taxes	8	—	8	6

Income (loss) from continuing operations	(2,093)	(485)	(8,739)	1,413
Income from discontinued segment	—	235	—	235

Net income (loss)	(2,093)	(250)	(8,739)	1,648
Preferred stock dividend and liquidation preference	123	52	157	154

Income (loss) to common stockholders	$(2,216)	$(302)	$(8,896)	$1,494

Continuing operations	$(0.08)	$(0.02)	$(0.33)	$0.05
Discontinued segment	—	0.01	—	0.01

Basic income (loss) per common share	$(0.08)	$(0.01)	$(0.33)	$0.06

Diluted income (loss) per common share	$(0.08)	$(0.01)	$(0.33)	$0.05

Basic weighted average common shares	27,611	24,601	26,894	24,143

Diluted weighted average common shares	27,611	24,601	26,894	30,712

Consolidated Balance Sheets

(in thousands - unaudited)

	December 31, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$7,151	$4,663
Restricted cash	1,424	1,842
Accounts receivable, net	4,573	4,985
Inventories, net	1,870	1,610
Prepaid expenses and other assets	4,848	1,777

Total current assets	19,866	14,877
Property and equipment, net	2,470	3,229
Goodwill	15,018	15,487
Other intangible assets, net	2,868	4,447
Deposits and other assets	1,026	1,889

Total assets	$41,248	$39,929

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,142	$5,293
Accrued expenses	4,206	4,230
Deferred revenue	696	1,126
Current portion of debt obligations	2,985	1,460
Current portion of capitalized lease obligations	763	1,178

Total current liabilities	12,792	13,287
Debt obligations, less current portion	2,360	2,290
Capitalized lease obligations, less current portion	73	437
Accrued interest	16	479

Total liabilities	15,241	16,493
Stockholders’ equity	26,007	23,436

Total liabilities and stockholders’ equity	$41,248	$39,929

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination websites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), the Company’s flagship entertainment Web site; comedy site MadBlast (www.madblast.com ); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, which include risks or uncertainties associated with, among other things: actual demand by customers for our products and services and advertising and marketing inventory; changes in governmental, Web browser or Internet service provider regulations policies and technology affecting commercial electronic communications and advertising; risks related to the integration of acquisitions; the ability to locate and retain qualified personnel; the risk that the Company may encounter difficulties in connection with, or not experience benefits from, internal expansion; the risk that the conditions required to be satisfied for the Company to receive additional debt financing from, or guaranteed by, VantagePoint Venture Partners will not be satisfied; the risk that the Company is not able to find and consummate business development opportunities for which the additional financing could be used; the availability of an exchange, quotation system or other mechanism through which the Company’s securities may be effectively publicly traded; the risk that the Company’s restructuring and cost-cutting initiatives may not result in anticipated savings; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the Company’s restatement of fiscal year 2003 quarterly financial results; the outcome of litigation that has been filed in connection with the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against the Company or our officers and directors as a result of the restatements; and the risk that cash advances made to Sharman Networks are not fully recouped from the sharing of revenues. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

For more information, please contact:

Media Relations Contact:

Jonathan Heit, Allison & Partners, (310) 314-5402, jonathan@allisonpr.com

Investor Relations Contact:

Thomas Flahie, eUniverse, Inc., (310) 215-1001 ex. 101, tflahie@euniverse.com